Exhibit 4.1

Execution copy

As of May 14, 2012

Citibank, N.A. – ADR Department

388 Greenwich Street

New York, New York 10013

Attn: Mr. Brian Teitelbaum

Ensco plc – Amendment and Termination of ADR Program

Ladies and Gentlemen:

Reference is hereby made to (i) the Deposit Agreement, dated as of September 29, 2009 (the “Deposit Agreement”), by and among Ensco plc, a company organized and existing under the laws of England and Wales and previously known as “ENSCO International Limited” and as “Ensco International plc” (the “Company”), Citibank, N.A., a national banking association organized under the laws of the United States of America (“Citibank”) and acting in its capacity as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares issued thereunder, (ii) the Equity Incentive Plan Servicing Agreement, dated as of December 22, 2009, as amended by Letter Agreement, dated as of August 9, 2010 (as so amended, the “EIP Agreement”), by and between the Company and Citibank, and (iii) the Letter Agreement, dated December 22, 2009 (the “Bailment Letter Agreement”), by and among the Company, ENSCO International Incorporated and the Depositary. All capitalized terms used but not otherwise defined herein shall (unless otherwise designated herein) have the meaning given to such terms in the Deposit Agreement.

The Company hereby informs the Depositary that its Shares have become eligible for settlement in DTC and, as a result, the Shares are expected to become eligible for trading on The New York Stock Exchange directly starting on May 22, 2012 and are expected to settle in DTC starting on May 22, 2012. The Company hereby instructs the Depositary, and the Depositary hereby agrees, to terminate the ADR Facility existing pursuant to the Deposit Agreement upon the terms set forth herein (the “Termination”).

The Company further informs the Depositary that it has appointed Computershare Trust Company, N.A. (“Computershare”), and Computershare has agreed, to act as exchange agent for the holders of record of ADSs (other than ADSs registered in the name of Cede & Co.) in connection with the Termination (Computershare in such capacity, the “Exchange Agent”) and as custodian for holders of Shares of the Company who elect to hold such Shares in uncertificated form.

In connection with the Termination, the Company and the Depositary agree as follows:

1. The date for the Termination will be May 22, 2012 (the “Termination Date”).

2. No ADSs shall be issued after the Termination Date.

3. Notwithstanding the terms of the Deposit Agreement, without the Company’s consent, the Depositary shall not sell the Shares represented by ADSs that are not timely presented to it for cancellation but shall instead continue to make available to Holders of ADRs after the Termination Date a means for cancelling ADRs and receiving the corresponding Shares.

4. In connection with the Termination, the Exchange Agent shall, promptly after the date hereof, distribute to Holders of ADSs the Notice of Termination and Amendment of ADR Facility in the form attached hereto as Exhibit A (the “Depositary Notice”).

5. ADSs registered in the name of Cede & Co. as nominee for DTC shall, in connection with the Termination, be cancelled by the Depositary upon the instructions of DTC and delivery of the corresponding Shares shall be made to DTC (or its nominee) in accordance with such instructions. DTC has informed the Company that it intends to present the ADSs that it holds for cancellation on or about May 22, 2012, but in any event on or before the Termination Date.

6. As of the Termination Date, each Uncertificated ADS shall represent the right to receive from Computershare, as exchange agent for the Termination, the corresponding Shares upon the terms set forth in the Depositary Notice. Uncertificated ADSs (other than any Uncertificated ADSs held in DTC) shall be cancelled by or on behalf of the Depositary promptly after the Termination Date and the Depositary shall cause the corresponding Shares to be delivered by National City Nominees Limited (the “Custodian Nominee”), as nominee for the Custodian of the Depositary, via the Transfer Agent for the Shares, Computershare Trust Co., N.A. (“CTCNA”), to Cede & Co., as nominee for DTC, for credit to Computershare (DTC Participant No. 2415), as Exchange Agent for the holders of record of ADSs (other than ADSs registered in the name of Cede & Co.). The Company hereby instructs the Depositary to deliver to Computershare the ADS holders records it maintains in respect of the Uncertificated ADSs (including records in respect of certain unexchanged holders of shares of ENSCO International Incorporated entitled to receive ADSs in respect of their former shareholdings in ENSCO International Incorporated) so as to enable Computershare to administer the exchange of Uncertificated ADSs for Shares and to deliver such Shares as instructed by such holder in an exchange form to accompany the Depositary Notice (the “Exchange Form”).

7. As of the Termination Date, each American Depositary Receipt (“ADRs”) evidencing Certificated ADSs shall represent the right to receive from Computershare, as exchange agent for the Termination, the corresponding Shares upon the terms set forth in the Depositary Notice. ADRs shall be cancelled by or on behalf of the Depositary only upon presentation of the applicable ADR by the Holder thereof for cancellation pursuant to the Exchange Form, or as otherwise required by law. The Certificated ADSs shall be cancelled by or on behalf of the Depositary promptly after the Termination Date and the Depositary shall cause the Shares represented by the Certificated ADSs so cancelled to be transferred by the Custodian Nominee, as nominee for the Custodian of the Depositary, via CTCNA, to Cede & Co, as nominee for DTC, for credit to Computershare (DTC Participate No. 2415), as Exchange Agent for the holders of record of ADRs (other than ADRs registered in the name of Cede & Co.) pending the presentation of the applicable ADR by the Holder thereof for cancellation with the applicable Exchange Form containing such holder’s instructions for delivery of such Shares.

The Company hereby instructs the Depositary to deliver to Computershare the ADS holder records it maintains in respect of Certificated ADSs (including records in respect of certain unexchanged holders of shares of Ensco International Incorporated entitled to receive ADSs in respect of their former shareholdings in Ensco International Incorporated) so as to enable Computershare to administer the exchange of Certificated ADSs for the Shares and to deliver such Shares as instructed by such holder in an Exchange Form.

8. The unvested ADSs maintained in Accounts (as defined in the EIP Agreement) in the name of Plan Participants (as defined in the EIP Agreement) shall be cancelled by or on behalf of the Depositary at the instruction signed by a Company Authorized Person, and the Depositary shall cause the Custodian Nominee, as nominee for the Custodian for the Depositary, to deliver the corresponding Shares, via CTCNA, to Cede & Co., as nominee for DTC, for credit to Computershare in its capacity as custodian for the Plan Participants (as defined in the EIP Agreement) in accordance with such instructions. The Company hereby instructs the Depositary to deliver to Computershare the records it maintains in respect of each of the Accounts (as defined in the EIP Agreement) so as to enable Computershare to administer the exchange of the ADSs maintained in the Accounts (as defined in the EIP Agreement) for Shares.

9. The ADSs held in the New Trust Account (as defined in the EIP Agreement) shall be cancelled by or on behalf of the Depositary at the instruction of a “Trustee Authorized Person” (as defined in the EIP Agreement) and the Depositary shall cause the Custodian Nominee, as nominee for the Custodian to the Depositary, to deliver the corresponding Shares, via CTCNA, to Cede & Co., as nominee for DTC, for credit to Computershare, as custodian for the Trust (as defined in the EIP Agreement).

10. The Ensco Delaware ADSs (as defined in the Bailment Letter Agreement) held by Citibank as bailee for ENSCO International Incorporated shall not be cancelled in connection with the Termination, and Citibank shall continue to hold the Ensco Delaware ADSs (as defined in the Bailment Letter Agreement) upon the terms set forth in the Bailment Letter Agreement. The Company hereby consents to Computershare acting as custodian of any certificates that evidence Shares held on deposit by the Depositary in respect of the Ensco Delaware ADSs (as defined in the Bailment Letter Agreement) and registered in the name of the Custodian Nominee, as nominee of the Custodian for the Depositary.

11. Any cash and unexchanged holders records held by Citibank, as exchange agent, for the acquisition of Pride International, Inc., shall be delivered by Citibank to the Exchange Agent.

12. The Company shall undertake any and all tax reporting, and shall pay any and all stock transfer taxes (if any), that may be applicable to the Termination and the transfer of Shares in respect of the Termination. Attached hereto as Exhibit B is a copy of the ruling of the UK tax authorities confirming that the delivery by the Custodian Nominee of Shares to Cede & Co. as nominee for DTC in connection with the Termination is not subject stamp duty or stamp duty reserve tax in the UK. The Company shall cause its UK tax counsel to issue an opinion (on which the Depositary and the Custodian Nominee may rely) in form and substance satisfactory to the Depositary stating that, in the opinion of such counsel, no stamp duty tax or stamp duty reserve tax is payable in the U.K. in connection with the delivery by the Custodian Nominee of Shares to Cede & Co. as nominee for DTC in connection with the Termination.

The Company, Computershare and the Depositary agree as follows:

1. Computershare confirms that it has been or will be appointed by the Company as exchange agent for holders of record of ADSs (other than Cede & Co.) in connection with the Termination, and that it will act as such in accordance with the terms described herein.

2. Computershare acknowledges and agrees that it will hold the Shares delivered to it pursuant to sections 6 and 7 above, as custodian for the ADR Facility, and for the exclusive benefit of the holders of record of cancelled ADSs identified in the records provided to it by the Depositary, in an account at DTC that contains only assets of Computershare’s clients, that it is obligated to deliver the Shares it so holds upon receipt of the applicable documentation from the relevant holders of cancelled ADSs, and that it will deliver such Shares only upon (i) the instruction of the applicable holders of cancelled ADSs pursuant to a Exchange Form delivered to it, including the form of custody account agreement to be entered into between Computershare and such holders, or (ii) the instruction of the Depositary, or (iii) as required by law.

3. Computershare shall cancel the ADRs presented to it for cancellation after the Termination Date and shall provide evidence of such cancellation to the Depositary in such form as may reasonably be requested by the Depositary.

4. Until all ADRs are cancelled, Computershare shall provide to the Company and the Depositary, upon request and subject to applicable fees, reports specifying the ADRs cancelled, the Shares delivered upon cancellation and the balance of the ADRs outstanding.

5. Computershare and the Depositary use commercially reasonable efforts to support the Termination upon the terms set forth herein.

The Company and the Depositary agree that none of the terms of this Letter Agreement materially prejudices any substantial existing right of Holders or Beneficial Owners and that, as a result, any provision hereof that amends any term of the Deposit Agreement will be effective immediately upon the distribution of the Depositary Notice to the Holders.

The Deposit Agreement, the EIP Agreement and the Bailment Letter Agreement shall continue in full force and effect after the Termination Date, subject to the terms thereof amended hereby, and all indemnification provisions set forth therein shall cover the actions of Citibank pursuant to the terms of this Letter Agreement.

This Letter Agreement may be filed with the SEC under cover of a Post-Effective Amendment to F-6 Registration Statement to be filed in respect of the Company’s ADR Facility.

The Company, Computershare and Citibank have caused this Letter Agreement to be signed on behalf of each such company by their respective officers thereunto duly authorized.

ENSCO PLC

By:	/s/ Christopher T. Weber
Name: Christopher T. Weber
Title: Vice President – Treasurer
Date: May 14, 2012

Citibank, N.A., as Depositary under the Deposit Agreement

and the Bailment Letter Agreement, and as Servicing Agent

under the EIP Agreement

By:	/s/ Mark Gherzo
Name: Mark Gherzo
Title: Vice President
Date: May 14, 2012

Computershare Trust Company, N.A., as Exchange Agent

under that certain Exchange Agent Agreement dated May 14, 2012

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Manager, Corporate Actions
Date: May 14, 2012

Attachments:

A	Depositary Notice
B	UK Tax Ruling

EXHIBIT A

DEPOSITORY NOTICE

NOTICE OF TERMINATION AND AMENDMENT

OF ADR FACILITY FOR ENSCO PLC SHARES

TO ALL HOLDERS AND BENEFICIAL OWNERS OF

ENSCO PLC AMERICAN DEPOSITARY SHARES (“ADSs”).

DEPOSITARY:	CITIBANK, N.A.

COMPANY:	Ensco plc, a company organized and existing under the laws of England and Wales.

DEPOSITED SECURITIES:	Class A Ordinary Shares of the Company (the “Shares”).

ADS CUSIP NO.:	29358Q109.

ADS TICKER:	ESV.

SHARE CUSIP NO.:	G3157S 106

SHARE TICKER:	ESV

ADS(s) TO SHARE(s) RATIO:	1 ADS to 1 Share.

DEPOSIT AGREEMENT:	Deposit Agreement, dated as of September 29, 2009 and as amended as of May 14, 2012, by and among the Company, the Depositary, and all Holders and Beneficial Owners of ADSs.

TERMINATION DATE:	May 22, 2012.

AMENDMENT DATE:	May 14, 2012.

CITIBANK, N.A. HEREBY GIVES NOTICE OF:

•	The termination (“Termination”) of the American Depositary Receipts (“ADR”) facility for the ADSs effective as of the Termination Date and upon the terms set forth herein; and

•	The amendment (“Amendment”) of the ADR facility, effective as of the Amendment date and upon the terms set forth herein.

Pursuant to Section 6.2 of the Deposit Agreement, the Company has directed the Depositary to terminate the ADR facility. As a result of the Termination and in accordance with the Deposit Agreement, holders of ADSs are requested to surrender their ADSs in exchange for the corresponding Shares of the Company.

In connection with the Termination, the Company and the Depositary have agreed to amend and supplement the Deposit Agreement to, inter alia, (i) eliminate the sale of Shares represented by ADSs not presented for cancellation in connection with the Termination without the Company’s consent, (ii) provide for the immediate cancellation of ADSs held through The Depository Trust Company

(“DTC”) and the delivery of the corresponding Shares to DTC (or its nominee), (iii) provide for the delivery, as part of the Termination, of all remaining Shares represented by ADSs (other than ADSs held through DTC and ADSs held for a subsidiary of the Company) to a custodial account maintained at DTC by Computershare Trust Company, N.A. (“Computershare”), as exchange agent for the Termination and as custodian for holders who elect to hold uncertificated Shares, (iv) provide that, as of the Termination Date, each holder of Uncertificated ADSs shall be entitled to receive the corresponding Shares from Computershare, as exchange agent for the Termination, upon the terms set forth below, and (v) provide that, as of the Termination Date, each American Depositary Receipt (“ADR”) shall evidence the right to receive from Computershare, as exchange agent for the Termination, the number of Shares corresponding to the ADSs previously evidenced by the ADRs, upon the terms set forth below.

The Depositary and the Company believe that the Amendment does not materially prejudice any substantial existing right of Holders or Beneficial Owners and, as a result, the Amendment will be effective as of the Amendment Date.

A copy of a Letter Agreement between the Company, the Depositary and Computershare amending the Deposit Agreement and detailing the Termination has been filed with the Securities and Exchange Commission (“SEC”) under cover of Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Reg. No. 333-179019) and may be retrieved from the SEC’s website at www.sec.gov.

The Company has informed the Depositary that the Shares have become eligible for settlement in the clearing systems of DTC and, as a result, the Shares are expected to begin trading on The New York Stock Exchange (“NYSE”) in lieu of ADSs starting on May 22, 2012 and are expected to begin settling in DTC starting on May 22, 2012. The NYSE has confirmed that the last day for trading ADSs on the NYSE is expected to be May 21, 2012, and that ADSs traded on the NYSE on May 17, 2012 and May 18, 2012 are expected to settle in DTC in the form of the corresponding Shares.

DTC has agreed that it will present all ADSs it holds on behalf of beneficial owners of ADSs for cancellation to the Depositary on May 22, 2012. The Depositary has undertaken to arrange for the cancellation of all such ADSs on such date and for the delivery of the corresponding Shares to DTC (or its nominee) on May 22, 2012. DTC has indicated that it will be crediting the Shares received upon cancellation of ADSs to the relevant DTC participant accounts on May 22, 2012.

If you hold your ADSs in a bank or brokerage account, you are not required to take any action in respect of the Termination. DTC and the Depositary will arrange for the cancellation of your ADSs and the delivery to you, via your bank or broker, of the corresponding Shares. The cancellation of your ADSs is expected to take place after close of business in NY on May 21, 2012 and the delivery of the corresponding Shares to your bank or broker is expected to occur at the open of business in NY on May 22, 2012.

If you hold your ADSs in book-entry form on the books of the Depositary, the Depositary and the Company have amended the Deposit Agreement and agreed to arrange for the delivery of the Shares you are entitled to receive as a result of the Termination to an account established by Computershare at DTC, as exchange agent for the Termination. You will need to complete and return the enclosed Exchange Form to Computershare instructing Computershare of your election to (a) transfer such Shares to the DTC account of a bank or brokerage account indicated by you in the Exchange Form, (b) if you are a U.S. resident, appoint Computershare as your custodian to hold your Shares through the DTC system, in which case you will need to provide the information and “know your customer” information set forth in the enclosed Exchange Form, or (c) request a paper share certificate. Your book-entry ADSs are expected to be cancelled after the close of business in NY on May 21, 2012 and the corresponding Shares are expected to be credited via DTC to Computershare at the open of business in NY on May 22, 2012. Enclosed herewith is an Exchange Form that will enable you to claim your shares from Computershare as exchange agent for the Termination. If you do not wish to hold your Shares in a custodial account at Computershare, you will need to follow the directions on the Exchange Form to instruct the delivery of your Shares to a brokerage or custodian account or the issuance and delivery of a certificate evidencing your Shares.

If you hold your ADSs in certificated form, the Depositary and the Company have amended the Deposit Agreement and agreed to arrange for the delivery of Shares you are entitled to receive as a result of the Termination to an account established by Computershare at DTC, as exchange agent for the Termination. You will need to surrender the ADR(s) evidencing your ADSs for cancellation and complete and return an Exchange Form enclosed herewith instructing Computershare, as exchange agent for the Termination, of your election to (a) transfer such Shares to the DTC account of a bank or brokerage account indicated by you in the Exchange Form, (b) if you are a U.S. resident, appoint Computershare as your custodian to hold your Shares at DTC, in which case you will need to provide the information and “know your customer” information set forth in the enclosed Exchange Form or (c) request a paper share certificate. Please follow the directions set forth in the enclosed Exchange Form to surrender your ADR(s) to Computershare in its capacity as exchange agent for the Termination.

If you have any questions about the above Termination, please call Computershare in its capacity as exchange agent for the Termination at (888) 926-3470.

Citibank, N.A., as Depositary

May 14, 2012

In connection with the termination of the ADR facility the Company hereby informs the Holders and Beneficial Owner of ADSs as follows:

You are strongly encouraged to hold your Shares in book entry (electronic) form through the facilities of DTC, which may be achieved by instructing the delivery of your Shares to a bank or brokerage account or by appointing Computershare as custodian of your Shares. Transfers of Shares held in book entry form through DTC will not attract a charge to stamp duty or Stamp Duty Reserve Tax (“SDRT”) in the U.K. A transfer of title in the Shares from within the DTC system out of DTC and any subsequent transfers that occur entirely outside the DTC system, including repurchase by the Company, will attract a 0.5% stamp duty, which is payable by the transferee of the Shares. Any such duty must be paid (and the relevant transfer document stamped by U.K. HM Revenue & Customs (“HMRC”) before the transfer can be registered in the books of the Company. In addition, if those Shares are redeposited into DTC, the redeposit will attract stamp duty or SDRT. The Company has put in place arrangements to require that Shares held in certificated form cannot be transferred into the DTC system until the transferor of the Shares has first delivered the Shares to a depository specified by the Company so that SDRT may be collected in connection with the initial delivery to the depository. Any such Shares will be evidenced by a receipt issued by the depository. Before the transfer can be registered in the books of the Company, the transferor will also be required to put in the depository funds to settle the resultant liability to SDRT, which is 1.5% of the value of the Shares, and to pay the transfer agent such processing fees as may be established from time to time.

Ensco plc